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PRESS RELEASE

PATAPSCO BANCORP, INC. DECLARES CASH DIVIDEND FOR
COMMON AND PREFERRED STOCK

         Baltimore, Md. February 7, 2006 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced that its Board of Directors declared a cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $.0625 per share payable on or about April 28, 2006 to stockholders of record at the close of business on February 18, 2006.

         Joseph J. Bouffard, President of the Company, stated that this represents the 35th consecutive quarterly dividend paid on Patapsco's common stock.

         At the same time, Patapsco's Board of Directors also declared a $.46875 per share dividend for shareholders of Patapsco Bancorp, Inc.'s preferred stock payable on or about March 31, 2006 to stockholders of record at the close of business on February 18th, 2005. This dividend represents the period from January 1, 2006 to March 31, 2006 and is the last dividend to be paid on the preferred stock. This last dividend is in accordance with Patapsco's announcement on January 20, 2006 that it has elected to call for redemption ($25.00 per share) or conversion (3.993 shares of common stock for each share of preferred stock) all outstanding shares of preferred stock that have not been converted into common stock at the election of the holders and remain outstanding on or prior to the close of business on March 31, 2006, the redemption date. Holders of preferred stock who convert their shares to Patapsco common stock prior to the close of business on the dividend record date of February 18, 2006, will not receive the $0.46875 per share dividend payable on March 31, 2006 but instead will receive the next dividend on the common stock, in the amount of $.0625 per share payable on or about April 28, 2006 to holders of record of common stock at the close of business on February 18, 2006, as listed above.

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         Patapsco's Board of Directors determined that the payment of the dividends was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared these dividends, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions. Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business though its banking offices in Baltimore City and Baltimore County, Maryland.

CONTACT:

PATAPSCO BANCORP, INC.
MICHAEL J. DEE, 410-285-9313